Exhibit 99.1

CONTACT INFORMATION

Investor Relations
Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media
Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM ANNOUNCES PRELIMINARY FISCAL FIRST QUARTER FINANCIAL RESULTS AND
COMMENTS ON EXPECTED IMPACT OF NEW U.S. TAX REFORM LEGISLATION

Company To Announce Fiscal First Quarter Earnings on January 26, 2018

CHICAGO, January 9, 2018 -- Hill-Rom Holdings, Inc. (NYSE: HRC), today announced unaudited preliminary fiscal first quarter revenue for the period ended December 31, 2017, and commented on the expected impact of the newly signed U.S. tax reform legislation.

For the fiscal first quarter 2018, the company expects worldwide revenue of approximately $670 million, an increase of 5 percent compared to the fiscal first quarter of last year, or 3 percent on a constant currency basis. Core revenue increased approximately 2 percent, exceeding the company’s previously issued guidance of flat core revenue growth. Core revenue excludes foreign currency, Mortara, divestitures and other non-strategic assets the company may exit. Hill-Rom now expects fiscal first quarter adjusted earnings per diluted share, excluding a benefit from the newly signed U.S. tax reform legislation and special items, to exceed its previously issued guidance range of $0.77 to $0.79 per diluted share.

“We are pleased to start fiscal 2018 with stronger-than-expected financial performance in the first quarter,” said John J. Greisch, Hill-Rom’s president and chief executive officer. “This performance reflects solid growth across our broad portfolio and continued momentum internationally. We expect this revenue performance to result in adjusted earnings per diluted share above the high-end of our guidance range for our first fiscal quarter, and expect to further benefit from the recently signed U.S. tax reform legislation.”

Based on a preliminary assessment of the new U.S. tax reform legislation, Hill-Rom expects to incur a one-time net benefit of approximately $50 million to $75 million in the fiscal first quarter primarily related to the revaluation of net deferred tax liabilities, partially offset by the repatriation tax. This benefit will not impact the company’s adjusted non-GAAP financial results. The stated range is based on current estimates and is subject to further refinement.

Hill-Rom expects the new U.S. tax regulations to have a positive impact on its adjusted effective tax rate and adjusted earnings going forward, beginning in the fiscal first quarter 2018. For fiscal 2018 and future periods, the company expects an adjusted effective tax rate benefit of approximately 500 basis points compared to its prior 2018 adjusted tax rate guidance of approximately 29 percent. Hill-Rom will provide further details when it reports its fiscal first quarter financial results on January 26, 2018.

Hill-Rom is providing these updates in advance of the company’s participation in the 36th Annual J.P. Morgan Healthcare Conference on Tuesday, January 9, 2018, in San Francisco. Mr. Greisch is scheduled to present at 1:30 p.m. Pacific Time. The conference presentation and the live audio webcast can be found at www.hill-rom.com. A recorded replay will be available one hour after the conclusion of the live event through April 8, 2018.

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Discussion of Adjusted Financial Measures

Hill-Rom Holdings, Inc., routinely provides gross margin, operating margin and earnings per share results and guidance on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance and provide additional analytical tools to understand our results from core operations and reveal underlying trends. These measures exclude strategic developments, acquisition and integration costs, special charges or other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

Our adjusted earnings per diluted share guidance excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.05 to $1.10 per diluted share for the year. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are being evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP earnings per share guidance to GAAP earnings per share has not been provided. However, as a result of significant recent acquisitions and our ongoing footprint and portfolio optimization, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin and earnings per share.

The company also presents certain results on a constant currency basis. Constant currency information compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Hill-Rom's people, products, and programs work towards one mission: Every day, around the world, we enhance outcomes for patients and their caregivers. Visit www.hill-rom.com for more information.

Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.
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